This filing pursuant to Rule 424(b)(5) is identical to the filing made pursuant to Rule 424(b)(2) on January 13, 2004, relating to Protective Life Secured Trust 2004-1, under CIK 0000310826 (Protective Life Insurance Company). We are making this filing for the sole purpose of including an optional “serial” tag in the header of the electronic submission to indicate that a reporting entity separate from the Depositor is issuing the Notes. The Prospectus and Prospectus Supplement referred to herein are contained in the filing pursuant to Rule 424(b)(3) made on December 31, 2003 under CIK 0000310826 (Protective Life Insurance Company).

Pricing Supplement No. 1 Dated: January 12, 2004	Filed pursuant to Rule 424(b)(5)
(To Prospectus Dated December 15, 2003, and Prospectus Supplement dated December 30, 2003) This Pricing Supplement consists of 3 pages.	File No. 333-100944

Protective Life Insurance Company
Depositor
InterNotes®
Issued Through
Protective Life Secured Trust 2004-1

1.     The Notes

Trade Date: 01/12/2004
Original Issue Date: 01/15/2004
Minimum Denominations/Increments: $1000/$1000

CUSIP	PRINCIPAL AMOUNT	PRICE TO PUBLIC	CONCESSION	NET PROCEEDS TO THE TRUST	INTEREST RATE
74367CAA3	$8,328,000	100%	$91,608.00	$8,236,392.00	4.050%

INTEREST PAYMENT FREQUENCY	STATED MATURITY DATE	SURVIVOR’S OPTION	REDEMPTION YES/NO	REPAYMENT YES/NO
SEMI-ANNUAL	01/15/2010	YES	NO	NO

SECURITIES EXCHANGE LISTING YES/NO	FUNDING AGREEMENT NO.
NO	GA-6000

Terms of Survivor’s Option:

Annual Put Limitation:	[X] $2,000,000 or 2%; or
[ ] $__________________ or _______%
Individual Put Limitation:	[X] $250,000; or
[ ] $__________________
Trust Put Limitation:	Not Applicable.

Optional Redemption Terms: Not Applicable.

Optional Redemption Dates:

Initial Redemption Percentage:

Annual Percentage Reduction (if any):

Redemption:	[ ] In whole only and not in part
[ ] May be in whole or in part

Optional Repayment Terms: Not Applicable.

Optional Repayment Dates:

Optional Repayment:	[ ] In whole only and not in part
[ ] May be in whole or in part

Form of trust: [X] Delaware statutory trust [   ] Delaware common law trust

Trust Expiration Date: 01/15/2010

Special Tax Considerations: Not Applicable.

Rating of Notes: S&P AA   Moody’s Aa3

Securities Exchange Listing: [X] No [   ] Yes, Name of Exchange:______________

Additional Terms: Not Applicable.

Agents

Banc of America Securities LLC
Incapital LLC
A.G. Edwards & Sons, Inc.
Bear, Stearns & Co. Inc.
Charles Schwab & Co., Inc.
Citigroup
Edward D. Jones & Co., L.P.
Fidelity Capital Markets, A Division of National Financial Services LLC
Merrill Lynch & Co.
Morgan Stanley
Prudential Securities
Raymond James
RBC Dain Rauscher, Inc.
UBS Financial Services, Inc.
Wachovia Securities

2.     The Funding Agreement

Funding Agreement Issuer: Protective Life Insurance Company

Deposit Amount: $8,328,015

Issue Price: $8,236,407

Effective Date: 01/15/2004

Interest Rate: 4.050%

Interest Payment Frequency: SEMI-ANNUAL

Stated Maturity Date: 01/15/2010

Survivor’s Option: [X] Yes [   ] No

If yes:

Annual Put Limitation:	[X] $2,000,000 or 2%; or
[ ] $__________________ or _______%
Individual Put Limitation:	[X] $250,000; or
[ ] $__________________
Trust Put Limitation:	Not Applicable.

Redemption: [   ] Yes [X] No

Early Redemption Dates:

Initial Redemption Percentage:

Annual Percentage Reduction (if any):

Redemption:	[ ] In whole only and not in part
[ ] May be in whole or in part

Repayment: [   ] Yes [X] No

Repayment Dates:

Repayment:	[ ] In whole only and not in part
[ ] May be in whole or in part

Rating of Funding Agreement: S&P AA   Moody’s Aa3

Additional Terms: Not Applicable.